As filed with the Securities and Exchange Commission on December 28, 2000

                                                     Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CHAMPION ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in Its Charter)



              Michigan                                         38-2743168
   (State or Other Jurisdiction of                          (I.R.S. Employer
   Incorporation or Organization)                          Identification No.)


           2701 Cambridge Ct., Suite 300, Auburn Hills, Michigan 48326
     (Address of Principal Executive Offices)             (Zip Code)

                         Management Stock Purchase Plan
                            (Full Title of the Plan)

                           John J. Collins, Jr., Esq.
              Senior Vice President, General Counsel and Secretary
                           Champion Enterprises, Inc.
                          2701 Cambridge Ct., Suite 300
                          Auburn Hills, Michigan 48326
                     (Name and Address of Agent for Service)

   Telephone Number, Including Area Code, of Agent for Service: (248) 340-9090

                                    Copy to:
                               D. Richard McDonald
                               Dykema Gossett PLLC
                        39577 Woodward Avenue, Suite 300
                        Bloomfield Hills, Michigan 48304

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum       Proposed Maximum
  Title of Securities        Amount To Be        Offering Price Per     Aggregate Offering          Amount of
    to be Registered           Registered              Share*                 Price*             Registration Fee
--------------------------------------------------------------------------------------------------------------------
     Common Stock,              200,000                 $2.53                $506,000                  $126.50
    $1.00 par value
--------------------------------------------------------------------------------------------------------------------

*Estimated solely for purposes of computing the Registration Fee, at $2.53 per share, the average price for shares of the Common Stock on December 21, 2000, as reported on the New York Stock Exchange, pursuant to Rule 457(h).

                                   PROSPECTUS

                           Champion Enterprises, Inc.
                                    Suite 300
                              2701 Cambridge Court
                          Auburn Hills, Michigan 48326
                                  (248)340-9090
                               ------------------
                             Shares of Common Stock
                                  $1 par value
                               -------------------

         The 6,700 shares of Common Stock of Champion Enterprises, Inc. (the "Company" or "CEI") offered by this Prospectus are outstanding shares of Common Stock or shares of Common Stock which may be issued upon the exercise of outstanding stock options, which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any of the proceeds from these sales. The Common Stock is traded on the New York Stock Exchange. On December 26, 2000, the closing sale price for the Common Stock as traded on the New York Stock Exchange was $2.69, as reported in The Wall Street Journal.

                                -----------------

                       This offering is not underwritten.

                                -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is December 28, 2000.

                                    CONTENTS

Additional Information
Incorporation by Reference
Forward Looking Statements
Plan of Distribution
Selling Shareholders
Legal Matters
Experts
Information Required in Registration Statement
Signatures
Power of Attorney

                             ADDITIONAL INFORMATION

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference. This Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying.

         Champion Enterprises, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that website is www.sec.gov.

         The Company's Common Stock is traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000.

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended April 1, 2000, July 1, 2000 and September 30, 2000.

         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph (a) above.

         (d) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to John J. Collins, Jr., Senior Vice President, General Counsel and Secretary, Champion Enterprises, Inc., 2701 Cambridge Court, Suite 300, Auburn Hills, Michigan 48326, (248) 340-9090.

                           FORWARD LOOKING STATEMENTS

         The Company may from time to time make written or oral forward looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Prospectus contains and incorporates by reference certain statements that could be considered forward looking. Such statements are or will be based on the Company's estimates, assumptions and projections, and are subject to risks and uncertainties, including those specifically listed below and those contained in the Company's reports previously filed with the SEC, that could cause actual results to differ materially from those included in the forward looking statements. Long term growth in the manufactured housing industry may be affected by: (1) the relative cost of manufactured housing versus other forms of housing; (2) general economic trends, including inflation and unemployment rates, consumer confidence, job growth and interest rates; (3) changes in demographics, including new household formations and the number of Americans on fixed income; (4) the availability and cost of financing for manufactured homes; (5) changes in government regulations and policies, including HUD regulations, local building codes and zoning regulations; and(6) changes in regional markets and the U.S. economy as a whole. Short-term sales could be affected by inclement weather and inventory levels of manufactured housing retailers. Fluctuations in interest rates may affect the demand for manufactured housing to the extent that those changes reduce job growth, slow the U.S. economy, or cause a loss in consumer confidence. The profitability of the registrant may also be affected by: (1) its ability to efficiently expand operations and utilize production capacity; (2) its ability to pass increased raw material costs, particularly lumber, insulation and drywall costs, onto its customers; (3) market share position; (4) growth in the manufactured housing industry as a whole; (5) the results of its acquisitions; and (6)strength of retail distribution. Reference is hereby made to "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2000 previously incorporated herein by reference.

                              PLAN OF DISTRIBUTION

         The 6,700 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under "Selling Shareholders" (the "Selling Shareholders"). These shares have been or will be issued to the Selling Shareholders pursuant to certain Nonqualified Stock Option Agreements.

         The shares offered by the Selling Shareholders may be sold from time to time on the New York Stock Exchange or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be restricted securities. The Selling Shareholders may also sell some or all of the shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be in the quantities, at the time, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

         Sales of the shares offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by any Selling Shareholder, and any expenses incurred by any Selling Shareholder in connection with the offering made hereby, will be borne by the Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee thereunder.

                              SELLING SHAREHOLDERS

         Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries during the past three years, the number of shares of common stock of the Company beneficially owned, the number of shares offered by this Prospectus and the percentage of the Class of Common Stock to be owned by the Selling Shareholders after the offering. The following table does not include non-affiliates, each of whom may sell up to 1,000 shares.

                                                            Shares of CEI Common Stock
                                                            --------------------------
                            Present Positions, Offices
                            or Relationships with CEI       Owned as of           Offered          Percent
                            and its Affiliates              date of this          by this          of Class
Name and Address            During the Past 3 Years         Prospectus            Prospectus       after Offering
----------------            -----------------------         ----------            ----------       --------------
Trust Under the             None                            168,591               6,700             *
Champion Enterprises,
Inc. Management
Stock Purchase Plan
and Corporate Officer
Stock Purchase Plan

525 North Woodward
Avenue
Bloomfield Hills, MI
48304

* Less than 1%

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett, PLLC of Bloomfield Hills, Michigan.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 1, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         The contents of the Form S-8 Registration Statement, registration no. 333-63545, previously filed by Champion Enterprises, Inc. is incorporated herein by reference.


Item 8.  Exhibits.

         The following exhibits are filed as part of this Registration
         Statement:


         4.1 Champion Enterprises, Inc. Management Stock Purchase Plan, filed as Exhibit 4.1 to Champion's Registration Statement on Form S-8 dated September 17, 1998 and incorporated herein by reference

         5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

         23.1     Consent of PricewaterhouseCoopers LLP

         23.2     Consent of Dykema Gossett PLLC (contained in Exhibit 5)

         24       Power of Attorney (see "Signatures")

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on December 28, 2000.

                             CHAMPION ENTERPRISES, INC.


                                  By:      /s/ WALTER R. YOUNG
                                     -------------------------------------------
                                           Walter R. Young
                                           Chairman of the Board of Directors
                                           President and Chief Executive Officer


                               POWER OF ATTORNEY

         Each of the undersigned whose signature appears below hereby constitutes and appoints Walter R. Young and John J. Collins, Jr. and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 28, 2000.


                                  Title

/s/ WALTER R. YOUNG               Chairman of the Board of Directors,
------------------------------    President and Chief Executive Officer
Walter R. Young                   (Principal Executive Officer)


/s/ ANTHONY S. CLEBERG            Executive Vice President and Chief
------------------------------    Financial Officer
Anthony S. Cleberg                (Principal Financial Officer)


/s/ RICHARD HEVELHORST            Vice President and Controller
------------------------------
Richard Hevelhorst                (Principal Accounting Officer)

/s/ ROBERT W. ANESTIS             Director
------------------------------
Robert W. Anestis

/s/ SELWYN ISAKOW                 Director
------------------------------
Selwyn Isakow

/s/ ELLEN R. LEVINE               Director
------------------------------
Ellen R. Levine

/s/ BRIAN D. JELLISON             Director
------------------------------
Brian D. Jellison


/s/ GEORGE R. MRKONIC             Director
------------------------------
George R. Mrkonic

/s/ CARL L. VALDISERRI            Director
------------------------------
Carl L. Valdiserri

                                INDEX TO EXHIBITS





        Exhibit
         Number                           Description

          4.1 Champion Enterprises, Inc. Management Stock Purchase Plan, filed as Exhibit 4.1 to Champion's Registration Statement on Form S-8 dated September 17, 1998 and incorporated herein by reference

          5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

          23.1      Consent of PricewaterhouseCoopers LLP

          23.2      Consent of Dykema Gossett PLLC (contained in Exhibit 5)

          24        Power of Attorney (see "Signatures")